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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF CHOATE, HALL & STEWART]



                                       May 1, 2000


Sierra Pacific Resources
6100 Neil Road
Reno, Nevada  89520-0400

      Re:  Sierra Pacific Resources

Gentlemen:

         This opinion is delivered in connection with a Registration Statement on Form S-3, File No. 333- 80141, as amended (the "Registration Statement"), of Sierra Pacific Resources (the "Company") relating to the proposed issuance and sale from time to time of up to $500,000,000 of senior debt securities (the "Notes") in one or more separate series. The Notes are to be issued pursuant to an Indenture dated as of May 1, 2000 (the "Indenture"), between the Company and Bank of New York, as Trustee (the "Indenture Trustee").

         In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

         As counsel for the Company, we advise you as follows:

         The Company is a corporation duly organized and legally existing under the laws of the State of Nevada.

         When the following steps shall have been taken, the Notes will be valid, legal and binding obligations of the Company:

         (a) Execution and delivery of the Indenture.


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         (b) Compliance with the Securities Act of 1933, as amended, and the
Trust Indenture Act of 1939, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective.

         (c) Execution and filing with the Indenture Trustee of the proper papers with respect to the Notes of each particular series.

         (d) Issuance and sale of the Notes in accordance with the corporate authorizations and in accordance with the terms and provisions of the Indenture.

         Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Messrs. Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed with the Registration Statement and the consent contained in such opinion to the statements made in the Registration Statement in regard to such firm.

         We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement under the headings "LEGAL OPINIONS", and to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,



                                           CHOATE, HALL & STEWART